                                     Three months ended          Six months ended
                                        September 30,              September 30,
                                      1998          1997         1998          1997
                                  ----------     ---------    ----------    ----------
Net income as reported . . . .    $1,061,000      $984,000    $2,060,000    $1,770,000
                                  ==========     =========    ==========    ==========

BASIC:
    Weighted average number of
      common shares outstanding    3,261,350     3,219,591     3,264,601     3,204,895
                                  ==========     =========    ==========    ==========

  Basic net income per share.          $0.33         $0.31         $0.63         $0.55
                                  ==========     =========    ==========    ==========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding    3,261,350     3,219,591     3,264,601     3,204,895
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . .       124,499       165,299       135,423       157,639
                                  ----------     ---------    ----------    ----------
    Shares used in the
      computation. . . . . . .     3,385,799     3,384,890     3,400,024     3,362,534
                                  ==========     =========    ==========    ==========

 Diluted net income per
    share. . . . . . . . . . .         $0.31         $0.29         $0.61         $0.53
                                  ==========     =========    ==========    ==========
